TOYS“R”US, INC. REPORTS FINANCIAL RESULTS FOR SECOND QUARTER 2012

Domestic Operating Earnings Rise, Strong Performance in Greater China and Southeast Asia Partially Offsets International Weakness in Europe, Gross Margin Improves 1.2 Percentage Points Over Second Quarter of Last Year

WAYNE, NJ (September 6, 2012) - Toys“R”Us, Inc. today reported financial results for the second quarter ended July 28, 2012.

Jerry Storch, Chairman and CEO, Toys“R”Us, Inc., stated, “During the second quarter, our U.S. operating earnings rose by $13 million, due to strong gross margin rate management and our ongoing commitment to expense discipline. The operating earnings decline within our International segment was largely attributable to the challenging economic environment in Europe, while business in Greater China and Southeast Asia was strong.
The team's keen focus on growing our margin rate on a global basis resulted in the company's gross margin as a percentage of net sales improving by 1.2 percentage points versus last year's second quarter. In addition, we worked hard to optimize our inventory position, significantly reducing inventory levels versus the same quarter last year.
During the second quarter, we continued to build on our portfolio of differentiated product offerings, including the rollout of our new line of feeding products under the Babies“R”Us brand and preparations for the upcoming launch of the Truly Scrumptious by Heidi Klum collection.
We are pleased with our operating performance for the first half of the year and the team's dedication to growing margin, controlling inventory and managing expenses. We believe that our continued focus on these key metrics, our ability to identify the hot toys, and the introduction of new exclusive products, combined with the measures we have taken to improve the overall shopping experience, will enable us to execute effectively on our strategy as we move into the important holiday season.”

Second Quarter Highlights

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Net sales were $2.6 billion, a decrease of 3.6% or $96 million versus the prior year. The decline in net sales for the quarter was primarily attributable to a decrease in comparable store net sales, as well as a foreign currency translation impact of $47 million. Comparable store net sales were down 3.4% in the Domestic segment and 4.4% in the International segment. The Learning category continued to be strong, generating net sales growth of 3.6%. The Entertainment category (which includes electronics, video game hardware and software) was down 12%, reflecting ongoing weakness in the global video game business.

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Within the International segment, the largest decline was in Europe reflecting the impact of the ongoing challenging economic environment. Partially offsetting the decrease in net sales was an increase in net sales from new locations within the International segment, including stores recently acquired in Greater China and Southeast Asia at the end of 2011.

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Gross margin dollars were $1,018 million, compared to $1,025 million for the prior year. Excluding the impact of approximately $22 million due to foreign currency translation, gross margin dollars increased by $15 million compared to the prior year. Gross margin as a percentage of net sales was 39.9%, an increase of 1.2 percentage points versus the prior year as a result of margin rate improvements across all categories. Within the Domestic segment, gross margin, as a percentage of net sales increased 1.6 percentage points, while the International segment increased by 0.5 percentage points versus the prior year.

•	The company reduced inventory levels by $127 million, to $2,315 million as of July 28, 2012, as compared to $2,442 million as of July 30, 2011.

•	Selling, general and administrative expenses (“SG&A”) were $887 million, compared to $885 million in the prior year.

•	Operating earnings were $43 million, compared to $48 million in the prior year. The Domestic segment operating earnings increased by $13 million.

•	Adjusted EBITDA[1] for the quarter was $148 million, compared to $162 million in the prior year, bringing the first half Adjusted EBITDA to $267 million, compared to $269 million in the prior year.

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Loss before income taxes decreased to $56 million, compared to a loss of $62 million in the prior year. The improvement in loss before income taxes was primarily attributable to a decline in interest expense mainly driven by a reduction in expense related to our derivative instruments.

•	Net loss was $36 million compared to $34 million in the prior year.

Liquidity and Capital Spending

The company ended the second quarter with approximately $1.9 billion of liquidity, including cash and cash equivalents of $531 million and unused available committed lines of credit of $1.4 billion.  Our cash used in operating activities was $368 million lower than the prior year which demonstrates our continued attention to managing working capital more efficiently. Shareholders' equity was $343 million, up $22 million from the prior year.

Mr. Storch continued, “We are pleased that since the end of the second quarter, we completed a $450 million senior notes offering, the proceeds of which were used primarily to repay $400 million in senior notes due in fiscal 2013.”

The company's capital expenditure program is a key component of its long-term integration strategy for its toys and juvenile products businesses. Through the end of the second quarter of fiscal 2012, the company invested $126 million primarily to convert, expand and remodel existing stores, open new stores and upgrade its information technology systems and capabilities, compared to $141 million in the prior year.

Further information regarding the company's financial performance in the second quarter of fiscal 2012 is presented in its quarterly report on Form 10-Q, which was filed with the Securities and Exchange Commission on September 6, 2012.

About Toys“R”Us, Inc.

Toys“R”Us, Inc. is the world's leading dedicated toy and juvenile products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in 875 Toys“R”Us and Babies“R”Us stores in the United States and Puerto Rico, and in more than 635 international stores and over 145 licensed stores in 35 countries and jurisdictions. In addition, it exclusively operates the legendary FAO Schwarz brand and sells extraordinary toys in the brand's flagship store on Fifth Avenue in New York City. With its strong portfolio of e-commerce sites including Toysrus.com, Babiesrus.com, eToys.com and FAO.com, it provides shoppers with a broad online selection of distinctive toy and baby products. Headquartered in Wayne, NJ, Toys“R”Us, Inc. employs approximately 70,000 associates annually worldwide. The company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need.

This press release, the other reports and documents that we have filed or may in the future file with the Securities and Exchange Commission and other publicly released materials and statements, both oral and written, that we have made or may make in the future, may contain “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such disclosures are intended to be covered by the safe harbors created thereby. These forward looking statements reflect our current views with respect to, among other things, our operations and financial performance. All statements herein or therein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “outlook” or the negative version of these words or other similar words or phrases. These statements discuss, among other things, our strategy, store openings, integration and remodeling, the development, implementation and integration of our Internet business, future financial or operational performance, projected sales or earnings per share for certain periods, comparable store net sales from one period to another, cost savings, results of store closings and restructurings, outcome or impact of pending or threatened litigation, domestic or international developments, amount and allocation of future capital expenditures, growth initiatives, inventory levels, cost of goods, selection and type of merchandise, marketing positions, implementation of safety standards, future financings and other goals and targets and statements of the assumptions underlying or relating to any such statements.

These statements are subject to risks, uncertainties, and other factors, including, among others, the seasonality of our business, competition in the retail industry, economic factors and consumer spending patterns, the availability of adequate financing, access to trade credit, changes in consumer preferences, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth under Item 1A entitled “RISK FACTORS” of our Annual Report on Form 10-K filed on March 21, 2012, as well as our other reports and documents filed with the Securities and Exchange Commission. In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this report. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission’s rules and regulations. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.
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For more information please contact:

Kathleen Waugh, Vice President, Corporate Communications at 973-617-5888, 646-366-8823 or waughk@toysrus.com

Adil Mistry, Vice President, Treasury and Investor Relations at 973-617-5841 or Adil.Mistry@toysrus.com

1 A detailed description and reconciliation of EBITDA and Adjusted EBITDA, and management's reasons for using these measures, are set forth at the end of this press release.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Net sales	$2,552	$2,648	$5,164	$5,284
Cost of sales	1,534	1,623	3,149	3,281
Gross margin	1,018	1,025	2,015	2,003
Selling, general and administrative expenses	887	885	1,785	1,782
Depreciation and amortization	100	102	200	200
Other income, net	(12)	(10)	(23)	(20)
Total operating expenses	975	977	1,962	1,962
Operating earnings	43	48	53	41
Interest expense	(103)	(112)	(215)	(240)
Interest income	4	2	8	4
Loss before income taxes	(56)	(62)	(154)	(195)
Income tax benefit	20	28	58	94
Net loss	$(36)	$(34)	$(96)	$(101)

CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited

(In millions)	July 28, 2012	January 28, 2012	July 30, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$531	$701	$356
Accounts and other receivables	317	254	339
Merchandise inventories	2,315	2,232	2,442
Current deferred tax assets	127	128	112
Prepaid expenses and other current assets	124	122	155
Total current assets	3,414	3,437	3,404
Property and equipment, net	3,951	4,052	4,081
Goodwill	448	448	386
Deferred tax assets	264	279	214
Restricted cash	19	30	16
Other assets	558	596	541
Total Assets	$8,654	$8,842	$8,642

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,267	$1,447	$1,336
Accrued expenses and other current liabilities	754	916	712
Income taxes payable	35	51	42
Current portion of long-term debt	985	315	171
Total current liabilities	3,041	2,729	2,261
Long-term debt	4,479	4,846	5,363
Deferred tax liabilities	155	154	120
Deferred rent liabilities	350	338	326
Other non-current liabilities	247	243	251
Temporary equity - noncontrolling interest	39	29	—
Total stockholders’ equity	343	503	321
Total Liabilities, Temporary Equity and Stockholders’ Equity	$8,654	$8,842	$8,642

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited

	26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011
Cash Flows from Operating Activities:
Net loss	$(96)	$(101)
Adjustments to reconcile Net loss to Net cash used in operating activities:
Depreciation and amortization	200	200
Amortization of debt issuance costs	17	18
Deferred income taxes	10	19
Other	(4)	20
Changes in operating assets and liabilities:
Accounts and other receivables	34	60
Merchandise inventories	(106)	(285)
Prepaid expenses and other operating assets	19	—
Accounts payable, Accrued expenses and other liabilities	(305)	(493)
Income taxes payable and receivable	(115)	(152)
Net cash used in operating activities	(346)	(714)
Cash Flows from Investing Activities:
Capital expenditures	(126)	(141)
Decrease in restricted cash	10	1
Proceeds from sales of fixed assets	8	13
Acquisitions	(15)	—
Net cash used in investing activities	(123)	(127)
Cash Flows from Financing Activities:
Long-term debt borrowings	662	1,004
Long-term debt repayments	(351)	(827)
Short-term debt borrowings, net	5	—
Capitalized debt issuance costs	(5)	(14)
Purchase of Toys-Japan shares	—	(1)
Other	(2)	(1)
Net cash provided by financing activities	309	161
Effect of exchange rate changes on Cash and cash equivalents	(10)	23
Cash and cash equivalents:
Net decrease during period	(170)	(657)
Cash and cash equivalents at beginning of period	701	1,013
Cash and cash equivalents at end of period	$531	$356

Non-GAAP Disclosure of EBITDA and Adjusted EBITDA
We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors of the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company's GAAP financial data. We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.
Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.
A reconciliation of Net loss to EBITDA and Adjusted EBITDA is as follows:

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Net loss	$(36)	$(34)	$(96)	$(101)

Add:
Income tax benefit	(20)	(28)	(58)	(94)
Interest expense, net	99	110	207	236
Depreciation and amortization	100	102	200	200

EBITDA	143	150	253	241

Adjustments:
Sponsors management and advisory fees (a)	6	5	11	10
Impairment on long-lived assets (b)	—	1	2	2
Certain legal and accounting transaction costs	—	1	—	4
Property damage write-offs and repairs (c)	—	2	—	5
Compensation expense (d)	2	—	2	2
Litigation expense (e)	—	1	—	2
Other (f)	(3)	2	(1)	3
Adjusted EBITDA (g)	$148	$162	$267	$269

(a) Represents the fees paid to Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P., and Vornado Realty Trust (collectively, the "Sponsors") in accordance with the advisory agreement.
(b) Asset impairments primarily due to the identification of underperforming stores and the relocation of certain stores.
(c) Represents the write-off of damaged assets and repairs from an earthquake and resulting tsunami that hit the Northeast coast of Japan and a store fire in Australia.
(d) Represents the incremental compensation expense related to existing liability awards and the repurchase of awards by the Company upon termination.
(e) Represents litigation expenses recorded for certain legal matters.
(f) Represents miscellaneous other charges consisting primarily of gains from property sales, store closure costs and restructuring which were not individually significant for separate disclosure.
(g) Adjusted EBITDA is defined as EBITDA (earnings (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company's actual operating performance including certain items which are generally non-recurring. We have historically excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors' management and advisory fees, asset impairment charges, restructuring charges, impact of litigation, noncontrolling interest, gain (loss) on sale of properties and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.